Filed pursuant to Rule 424(b)(5)
Registration No. 333-183713

Preliminary Prospectus Supplement
(to Prospectus dated September 11, 2012)

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated March 20, 2013

      Shares

PARKERVISION, INC.

Common Stock

We are offering       shares of our common stock. Our common stock is traded on the NASDAQ Capital Market under the symbol “PRKR.” On March 19, 2013, the last sale price of our common stock was $3.44 per share.

	Per Share	Total amount
Public offering price	$	$
Underwriting discount(1)
Proceeds to us, before offering expenses

(1)
We have also agreed to reimburse the underwriter for all reasonable out-of-pocket expenses incurred by them in connection with this offering, including the fees and disbursement of counsel, up to a maximum of $35,000. We estimate the expenses of this offering, excluding underwriting discount, will be approximately $145,000. See “Underwriting” for a description of the compensation payable to the underwriter.

We have granted the underwriter a 45-day option to purchase up to       additional shares of common stock from us at the public offering price, less the underwriting discount, to cover over-allotments, if any. If the over-allotment is exercised in full, the total underwriting discount will be $      and the proceeds to us, before offering expenses, will be $      .

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page S-7 of this prospectus supplement and elsewhere in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein or therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The delivery of the shares to the purchasers is expected to occur on or about March       , 2013.

Sole Bookrunning Manager

LADENBURG THALMANN & CO. INC.

The date of this prospectus supplement is March       , 2013

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS SUMMARY	S-1
RISK FACTORS	S-7
NOTE ON FORWARD-LOOKING STATEMENTS	S-13
USE OF PROCEEDS	S-14
CAPITALIZATION	S-15
DILUTION	S-16
DESCRIPTION OF COMMON STOCK	S-17
UNDERWRITING	S-18
LEGAL MATTERS	S-21
EXPERTS	S-21
WHERE YOU CAN FIND MORE INFORMATION	S-21

BASE PROSPECTUS

ABOUT THIS PROSPECTUS	1
PROSPECTUS SUMMARY	1
RISK FACTORS	5
RATIO OF EARNINGS TO FIXED CHARGES	5
NOTE ON FORWARD-LOOKING STATEMENTS	5
USE OF PROCEEDS	6
DESCRIPTION OF CAPITAL STOCK	6
DESCRIPTION OF WARRANTS	14
DESCRIPTION OF DEBT SECURITIES	16
PLAN OF DISTRIBUTION OF SHELF SECURITIES	23
LEGAL MATTERS	26
EXPERTS	26
WHERE YOU CAN FIND MORE INFORMATION	26

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

This prospectus supplement and the accompanying base prospectus are part of a registration statement on Form S-3 (Registration No. 333-183713) that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under this shelf process, we may, from time to time, sell or issue any of the combination of securities described in the base prospectus in one or more offerings with a maximum aggregate offering price of up to $25,000,000. The base prospectus provides you with a general description of us and the securities we may offer, some of which may not apply to this offering. Each time we sell securities using the base prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in the base prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

s-i

This prospectus supplement provides specific details regarding this offering of       shares, including the offering price per share. To the extent there is a conflict between the information contained in this prospectus supplement and the base prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the base prospectus and the documents we incorporate by reference herein and therein include important information about us and our common stock, and other information you should know before investing. You should read both this prospectus supplement and the base prospectus, together with the additional information described below under the heading “Where You Can Find More Information.”

You should not assume that the information appearing in this prospectus supplement or the base prospectus is accurate as of any date other than the date on the front cover of the respective documents. You should not assume that the information contained in the documents incorporated by reference in this prospectus supplement or the base prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations, and prospects may have changed since that date.

s-ii

PROSPECTUS SUMMARY

This summary contains basic information about us but does not contain all of the information that is important to your investment decision. You should read this summary together with the more detailed information contained elsewhere in this prospectus supplement and the accompanying base prospectus and the documents incorporated herein and therein by reference. References in this prospectus supplement to “ParkerVision,” the “Company” and “we,” “us” and “our” are to ParkerVision, Inc.

Company Summary

We are in the business of innovating fundamental wireless technologies. We design, develop and market our proprietary radio frequency, or “RF,” technologies and products for use in semiconductor circuits for wireless communication products.

We were incorporated under the laws of the State of Florida on August 22, 1989. Our executive offices are located at 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256. Our telephone number is (904) 732-6100.

Patent Infringement Litigation against Qualcomm

In February 2013, the United States District Court of the Middle District of Florida issued its claim construction ruling in our patent infringement litigation against Qualcomm Incorporated, or “Qualcomm.” In this ruling, the court adopted our interpretation for over ninety percent of the claim terms in dispute. In addition, in January 2013, the court dismissed with prejudice two of the three theories of inequitable conduct that Qualcomm had asserted against us. Following this ruling, Qualcomm notified the court of its intent to drop its remaining claims of inequitable conduct against us. The court also dismissed Qualcomm’s claims against us and Sterne Kessler Goldstein and Fox, LLC, our long-time patent prosecution counsel, related to allegations of breach of contract. We filed this patent infringement suit in July 2011 seeking unspecified damages and injunctive relief for the infringement by Qualcomm of six of our patents related to radio-frequency receivers and the down-conversion of electromagnetic signals. The trial is scheduled to begin in October 2013. The law firm of McKool Smith is representing us in this litigation on a partial contingency basis. Refer to “Legal Proceedings” in Note 11 to our financial statements included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for a complete discussion of the proceedings in this matter.

Development Agreement with VIA Telecom

In March 2013, we entered into a development agreement with VIA Telecom, Inc., or “VIA,” for the development and support of custom interfaces, or drivers, between VIA’s baseband products and our RF chipsets. Under the terms of the agreement, we will compensate VIA for the delivery and support of drivers that meet defined specifications. VIA has also committed to provide ongoing support and maintenance for the drivers and the use of the VIA baseband chips for a period of no less than three years.  We believe the deliverables under this agreement will satisfy the requirements of handset OEMs who are considering the incorporation of our RF chipsets into mobile handset products for use with VIA baseband processors.  Refer to “General Development of Business” below for a complete discussion of our business relationship with VIA and related customer developments.

Termination of VIA License

In March 2013, VIA agreed to a mutual termination of their license to our technology.   Under the terms of the 2007 license agreement, VIA had the right to develop and manufacture VIA products which incorporated our intellectual property in return for a per unit royalty.   As more fully discussed below under “General Developments of Business”, our relationship with VIA had evolved to that of a supplier relationship which rendered the license unnecessary.  The termination of the license agreement has no impact on our current business relationship with VIA or the pursuit of orders from VIA baseband customers for the incorporation of our RF chipsets into their mobile products.

Intellectual Property Strategy

During 2012, we engaged intellectual property strategy firms to assist us in analyzing our intellectual property in concert with our business objectives, in order to better evaluate and execute our strategic options for capturing the value of our innovations. We believe opportunities exist in the mobile device industry, as well as numerous other industries, for intellectual property licensing, joint ventures, and/or other business relationships that could provide us with additional sources of revenue from our patented innovations and thus increase shareholder value.

General Development of Business

Our business has been primarily focused on the development and marketing of our RF technologies for mobile applications. Our technologies represent unique, proprietary methods for processing RF waveforms in wireless applications. Our technologies apply to both transmit and receive functions of a radio transceiver. A portion of our transmit technology is marketed as Direct2Power™, or d2p™, and enables the transformation of a baseband data signal to an RF carrier waveform, at the desired power output level, in a single unified operation. A portion of our receiver technology is marketed as Direct2Data™, or d2d™, and enables the direct conversion of an RF carrier to a baseband data signal.

Our product development and marketing efforts since 2005 have been primarily focused on certain of our transmit technologies; however, incorporation of our receiver technology in mobile applications is also contemplated in our product plans. In addition, our patent infringement litigation against Qualcomm is based on their use of our receiver technology.

Since 2005, we have generated no royalty or product revenue from our RF technologies. We have incurred losses from operations and negative cash flows in every year since inception and have utilized the proceeds from the sale of our equity securities to fund our operations. For the year ended December 31, 2012, we incurred a net loss of approximately $20.3 million, representing an increase of approximately 39% when compared to 2011, and negative cash flows from operations of approximately $14.7 million, representing an increase of approximately 28% when compared to 2011. At December 31, 2012, we had an accumulated deficit of approximately $262.1 million and working capital of approximately $7.2 million. Our ability to generate revenues sufficient to offset costs is subject to our ability to successfully support our customers in completing their initial product designs, our ability to secure a reasonable market share through product offerings with our customers, our ability to secure new customers for our technologies and/or products, and/or our ability to successfully protect our intellectual property.

We believe our intellectual property is a critical business asset and, as such, we have and will continue to devote substantial resources to the creation of intellectual property and the protection of our intellectual property rights by securing patent protection and, where necessary, defending those patents against infringement by others. The resources dedicated to our RF chipset development activities serve a dual function in that many of these activities are also critical for the continued creation and protection of new intellectual property.

Our lack of tenure in the mobile handset industry coupled with the unique nature of our technology has resulted in lengthy and intense technology evaluation and due diligence efforts by potential customers. Furthermore, in order to utilize RF technology in a mobile handset application, RF chipsets must interface with the baseband processor that generates the data to be transmitted. The development of the interface between the baseband processor and RF chipsets requires a cooperative effort with the baseband provider. Our technology is capable of being incorporated for any of the mobile handset standards, as well as other applications. Our RF chipsets are being designed to interface with VIA baseband processors. VIA is a global supplier of baseband processors used in a wide range of CDMA-enabled mobile devices that designs and supplies chipsets and related reference designs to original equipment manufacturers, or “OEMs,” and original design manufacturers for incorporation into mobile devices.

In December 2007, we entered into a licensing and engineering services agreement with VIA, under the terms of which VIA had the right to manufacture devices based on our technology and pay us a per unit royalty for the license; however, the license also provided us with the right to manufacture and sell such devices ourselves to third parties. To date, VIA has not produced its own RF chipsets. Since 2009, we have worked with VIA to jointly develop a reference platform that would incorporate our products and VIA baseband processors without the exchange of intellectual property rights. We anticipated that our initial product revenues would be generated from chipset sales to VIA and/or its customers rather than through royalties under the license. In addition, we worked with VIA to co-develop a sample 3G mobile handset which verified our technology in a working implementation and tested our technology’s performance. The results of these efforts were utilized to market our product to VIA’s customers.

During 2010, we modified our circuit layout and packaging to meet the specific design requirements of one of VIA’s customers. The testing of our product in this design was completed in early 2011. Despite the successful test results, this design did not result in an order from the prospective customer; however we were able to utilize the test results in marketing our solution to other VIA customers. Since mid-year 2011, we have been working with VIA and a mutual OEM customer to design and test a handset solution incorporating our RF chipsets. In late 2012, the mutual customer requested commitments on the part of both ourselves and VIA to ensure adequate support of our products and the related interface between our products in order for our RF chipsets to be considered for incorporation into one or more of the OEM’s products. In March 2013, we entered into a formal development agreement with VIA whereby we will compensate VIA for the resources required for their development and ongoing support and maintenance of the custom interfaces between our products. We anticipate that we will pay VIA an aggregate of approximately $1.3 million under this agreement in 2013, provided that VIA meets all of the future development milestones specified in the agreement. We believe the development agreement with VIA will meet the requirements for our mutual customer for the products and support necessary to incorporate our RF chipsets into one or more of its mobile products.

Simultaneous with the execution of the development agreement, the parties agreed to a mutual termination of the license agreement which had been rendered unnecessary by the nature of the development relationship between the parties. The termination of the 2007 license agreement has no impact on our current business relationship with VIA.

ITT Corporation, or “ITT,” has been a licensee of our d2p technology since 2007. From 2008 to 2010, we provided ITT with a development/demonstration platform, supported ITT in marketing our technology to their customers and seeking funding for product development, and provided subcontract services to ITT under a government contract for a transceiver application for military product. Since 2011, we have not been actively engaged in product development or other activities with ITT, and we do not currently have plans to initiate any new development efforts for ITT-related projects, unless those projects are funded directly by ITT or its customers. In the event ITT incorporates our technology into their products in the future, we will receive a per unit royalty from them for any such products sold under the terms of our agreement with them.

Products and Services

We anticipate our future business will include both licensing of our intellectual property and the sale of integrated circuits based on our technology for incorporation into wireless devices designed by our customers. In addition, from time to time, we offer engineering consulting and design services to our customers, for a negotiated fee, to assist them in developing prototypes and/or products incorporating our technologies. We are primarily focused on incorporating our technologies into mobile handsets for 3G and 4G cellular networks, but our technologies are applicable to other wireless products that incorporate RF transmitters, receivers, and/or transceivers, some of which are related to networks serving mobile handsets such as tablets, data cards, femtocells, machine-to-machine, and embedded applications. Our technology can also be applied to non-cellular radio applications such as military radios and cable modems.

Competitive Position

We operate in a highly competitive industry against companies with substantially greater financial, technical, and sales and marketing resources. Our technologies, which are currently being marketed in the mobile handset industry, face competition from incumbent providers of transceivers, such as Broadcom, Qualcomm, Intel, Renesas, ST-Ericsson, Fujitsu, MediaTek, NVidia, and others, as well as incumbent providers of power amplifiers, including companies such as Anadigics, RF Microdevices, and Skyworks, among others. Each of our competitors, however, also has the potential of becoming a customer for our technologies. Competition in our industry is generally based on price and technological performance.

To date, we are unaware of any competing or emerging RF technologies that provide all the simultaneous benefits that our technology enables. Our unique technologies process the RF carriers in a more optimal manner than traditional technologies, thereby allowing the creation of handsets and other products that have extended battery life, lower operating temperatures, more easily incorporate multiple air interface standards and frequencies in smaller form factors, and reduce manufacturing costs. Our technologies provide such attractive benefits, in part, because of their unique integrated circuit architectures which enable highly accurate transmission and reception of RF carriers that use less power than traditional linear architectures and components, thereby extending battery life, reducing heat and enabling certain packaging advantages.

Hurdles to the adoption of our technologies include entrenchment of, and therefore familiarity with, existing technologies, the disruptive nature of our technology, and our lack of tenure in the markets we are targeting. We believe we can gain adoption, and therefore compete, based on the performance advantages enabled by our unique circuit architectures, as supported by a solid and defensible patent portfolio. Our circuit architectures are capable of being compliant with all current mobile phone standards and can be configured to accept all standard baseband data interfaces with the cooperation of the baseband processor OEMs. In addition, we believe that one or more of our technology’s abilities to provide improved power efficiencies, highly accurate RF carrier waveforms, smaller form factors and better manufacturing yields, provides a solution to existing problems in applications for 3G and 4G standards and beyond that the mobile wireless industry is seeking to solve, as well as in other applications where we believe our technologies can provide an attractive solution.

Production and Supply

The integrated circuits which incorporate our RF technologies are produced through fabrication relationships with IBM Microelectronics, or “IBM,” using a Silicon Germanium process and Taiwan Semiconductor Manufacturing Company Limited, or “TSMC,” using a CMOS semiconductor process. We believe IBM and TSMC have sufficient capacity to meet our foreseeable needs. In addition, our integrated circuits have been and can be produced using different materials and processes, if necessary, to satisfy capacity requirements and/or customer preferences. In instances where our customer licenses our intellectual property, the production capacity risk shifts to that customer.

Patents and Trademarks

We consider our intellectual property, including patents, patent applications, trademarks, and trade secrets to be significant to our competitive positioning. We have a program to file applications for and obtain patents, copyrights, and trademarks in the United States and in selected foreign countries where we believe filing for such protection is appropriate to establish and maintain our proprietary rights in our technology and products. As of December 31, 2012, we had 149 U.S. and 62 foreign patents related to our RF technologies. In addition, we have approximately 53 U.S. and foreign patent applications pending. We estimate the economic lives of our patents to be fifteen to twenty years and our current portfolio of patents and patent applications has an average estimated remaining life of approximately 10 years.

From time to time, we obtain licenses from others for standard industry circuit designs that are integrated into our own integrated circuits as supporting components that are peripheral to our core technologies. We believe there are multiple sources for these types of standard circuits and we estimate the economic lives of the licenses to be two to five years based on estimated technological obsolescence.

Research and Development

For the years ended December 31, 2012, 2011, and 2010 we spent approximately $8.4 million, $8.4 million, and $8.9 million, respectively, on Company-sponsored research and development activities. Our research and development efforts have been, and are expected to continue to be, devoted to the development and advancement of RF technologies, including the development of prototype integrated circuits for proof of concept purposes, the development of production-ready silicon samples and reference designs for specific customer applications, and the creation of test programs for quality control testing of our chipsets in high volumes.

Employees

As of December 31, 2012, we had 47 full-time and 2 part-time employees, of which 31 are employed in engineering research and development, 6 in sales and marketing, and 12 in executive management, finance and administration.  Our employees are not represented by a labor union.  We consider our employee relations satisfactory.

The Offering

Common stock offered hereby	shares
Common Stock outstanding after the offering	shares(1)
Use of proceeds
We intend to use the net proceeds from the sale of the shares in this offering to fund our research, our sales and marketing activities and our infringement litigation, and for other working capital and general corporate purposes. See the section entitled “Use of Proceeds” on page S-14.

NASDAQ Capital Market symbol for our common stock	PRKR
Risk factors	See the section entitled “Risk Factors” beginning on page S-7 for a discussion of factors you should consider carefully before deciding to invest in our common stock.

(1)
Based on 83,191,434 shares of common stock outstanding as of March 15, 2013. Excludes 10,162,283 shares of our common stock subject to outstanding options and warrants, with exercise prices ranging from $0.54 to $26.75 per share, and 1,458,842 shares of our common stock subject to outstanding unvested restricted stock units, in each case as of March 15, 2013.

Except as otherwise noted, the information in this prospectus supplement assumes no exercise by the underwriter of its over-allotment option.

RISK FACTORS

Any investment in our securities involves a high degree of risk. Potential investors are urged to read and consider the risk factors relating to an investment in our company set forth below, in the accompanying base prospectus and in our SEC filings, including our annual report on Form 10-K for the year ended December 31, 2012. You should carefully consider all such material risks before you decide to invest in our company.

Risks Relating to Our Business

Our financial condition raises substantial doubt as to our ability to continue as a going concern.

Our independent registered certified public accounting firm has included in their audit opinion on our financial statements as of and for the year ended December 31, 2012 a statement with respect to substantial doubt regarding our ability to continue as a going concern. Even if we complete the sale of the shares offered hereby, there still may be substantial doubt about our ability to continue as a going concern. Our financial statements have been prepared assuming we will continue to operate as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. If we become unable to continue as a going concern, we may have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. The substantial doubt as to our ability to continue as a going concern may adversely affect our ability to negotiate reasonable terms with our suppliers and may adversely affect our ability to raise additional capital in the future.

We have had a history of losses which may ultimately compromise our ability to implement our business plan and continue in operation.

We have had losses in each year since our inception in 1989, and continue to have an accumulated deficit which, at December 31, 2012, was approximately $262.1 million. The net loss for 2012 was approximately $20.3 million. To date, our technologies and products have not produced revenues sufficient to cover operating, research and development and overhead costs. We also will continue to make expenditures on marketing, research and development, pursuit of patent protection for and defense of our intellectual property, and operational costs for fulfillment of any contracts that we achieve for the sale of our products or technologies. We expect that our revenues in 2013, if any, will not bring us to profitability and our current capital resources will not be sufficient to sustain our operations through 2013. Even following the sale of the shares offered hereby, our capital resources will not be sufficient to sustain us beyond       , assuming no exercise of the over-allotment option (or       , if the over-allotment option is exercised in full). If we are not able to generate sufficient revenues or obtain sufficient capital resources, we will not be able to implement our business plan and investors will suffer a loss in their investment. This may also result in a change in our business strategies.

We expect to need additional capital in the future. Failure to raise such additional capital may prevent us from implementing our business plan as currently formulated.

Because we have had net losses and, to date, have not generated positive cash flow from operations, we have funded our operating losses from the sale of equity securities from time to time. We anticipate that our business plan will continue to require significant expenditures for research and development, patent protection, sales and marketing, and general operations. Furthermore, we expect that the implementation of significant cost reduction measures in order to reduce our cash needs would jeopardize our operations and future growth plans. Our current capital resources include cash and available for sale securities of $8.3 million at December 31, 2012. Our current capital resources will not be sufficient to meet our working capital needs for 2013. Even following the sale of the shares offered hereby, which will generate estimated net proceeds to us of $      , assuming no exercise of the over-allotment option (or       , if the over-allotment option is exercised in full), our capital resources will not be sufficient to sustain us beyond       , assuming no exercise of the over-allotment option (or       , if the over-allotment option is exercised in full). In either case, we will require additional capital to fund our operations. Financing, if any, may be in the form of debt or additional sales of equity securities, including common or preferred stock. The incurrence of debt or the sale of preferred stock may result in the imposition of operational limitations and other covenants and payment obligations, any of which may be burdensome to us. The sale of equity securities, including common or preferred stock, may result in dilution to the current shareholders’ ownership. The long-term continuation of our business plan is dependent upon the generation of sufficient revenues from the sale of our products, additional funding, reducing expenses or a combination of the foregoing. The failure to generate sufficient revenues, raise capital or reduce expenses will have a material adverse effect on our ability to achieve our long-term business objectives.

Our industry is subject to rapid technological changes which if we are unable to match or surpass, will result in a loss of competitive advantage and market opportunity.

Because of the rapid technological development that regularly occurs in the microelectronics industry, we must continually devote substantial resources to developing and improving our technology and introducing new product offerings. For example, for both fiscal years 2012 and 2011, we spent approximately $8.4 million annually on research and development and, we expect to continue to spend a significant amount in this area in the future. These efforts and expenditures are necessary to establish and increase market share and, ultimately, to generate revenues. If another company offers better products or our product development lags, a competitive position or market window opportunity may be lost, and therefore our revenues or revenue potential may be adversely affected.

If our products are not commercially accepted, our developmental investment will be lost and our ability to do business will be impaired.

There can be no assurance that our research and development will produce commercially viable technologies and products. If our existing or new technologies and products are not commercially accepted, the funds expended will not be recoverable, and our competitive and financial position will be adversely affected. In addition, perception of our business prospects will be impaired with an adverse impact on our ability to do business and to attract capital and employees.

If our patents and intellectual property rights do not provide us with the anticipated market protections, our competitive position, business, and prospects will be impaired.

We rely on our intellectual property rights, including patents and patent applications, to provide competitive advantage and protect us from theft of our intellectual property. We believe that our patents are for entirely new technologies. If the patents are not issued or issued patents are later shown not to be as broad as currently believed, or are otherwise challenged such that some or all of the protection is lost, we will suffer adverse effects from the loss of competitive advantage and our ability to offer unique products and technologies. As a result, there would be an adverse impact on our financial condition and business prospects.

On July 20, 2011, we filed a complaint in the United States District Court of the Middle District of Florida against Qualcomm Incorporated seeking unspecified damages and injunctive relief for infringement of a number of our patents related to radio-frequency receivers and the down-conversion of electromagnetic signals. Qualcomm has filed counterclaims against us, including claims of patent invalidity. The court issued its claim construction ruling for this case in February 2013 and the trial date is set for October 2013. At this time, we do not believe it is possible to predict the outcome of the litigation. We could continue to incur significant costs in this litigation and there can be no assurance that we will prevail or that any damages we receive will cover our costs. Furthermore, the litigation may divert our technical and management personnel from their normal responsibilities. The occurrence of any of the foregoing could adversely affect our ability to pursue our business plan.

If we cannot demonstrate that our technologies and products can compete in the marketplace and are better than current competitive solutions, then we will not be able to generate the sales we need to continue our business and our prospects will be impaired.

We expect to face competition from chip suppliers such as Anadigics, Broadcom, Fujitsu, Intel, MediaTek, NVidia, Qualcomm, Renesas, RF Microdevices, Skyworks, and ST-Ericsson, among others. Our technology may also face competition from other emerging approaches or new technological advances which are under development and have not yet emerged. If our technologies and products are not established in the market place as improvements over current, traditional chip solutions in wireless communications, our business prospects and financial condition will be adversely affected.

Our business is highly reliant on our business relationships with baseband suppliers for support of the interface of their product to our technology and the support of our sales and marketing efforts to their customers, the failure of which will have an adverse impact on our business.

The successful commercialization of our products will be impacted, in part, by factors outside of our control including the success and timing of product development and sales support activities of the suppliers of baseband processors with which our products interface. Delays in or failure of a baseband supplier’s product development or sales support activities will hinder the commercialization of our products which will have an adverse impact on our ability to generate revenues and recover development expenses.

We rely, in large part, on key business and sales relationships for the successful commercialization of our products, which if not developed or maintained, will have an adverse impact on achieving market awareness and acceptance and will result in a loss of business opportunity.

To achieve a wide market awareness and acceptance of our products, as part of our business strategy, we will attempt to enter into a variety of business relationships with other companies which will incorporate our technologies into their products and/or market products based on our technologies. The successful commercialization of our products will depend in part on our ability to meet obligations under contracts with respect to the products and related development requirements. The failure of these business relationships will limit the commercialization of our products which will have an adverse impact on our business development and our ability to generate revenues and recover development expenses.

We are highly dependent on Mr. Jeffrey Parker as our chief executive officer and Mr. David Sorrells as our chief technology officer. If either of their services were lost, it would have an adverse impact on the execution of our business plan.

Because of Mr. Parker’s leadership position in our company and the respect he has garnered in both the industry in which we operate and the investment community, the loss of his services might be seen as an impediment to the execution of our business plan. Because of Mr. Sorrells’ technical expertise, the loss of his services could have an adverse impact on our research and technical support activities and impede the execution of our business plan. If either Mr. Parker or Mr. Sorrells were no longer available to our company, investors might experience an adverse impact on their investment. We currently have employment agreements with and maintain key-employee life insurance for our benefit for both Mr. Parker and Mr. Sorrells.

If we are unable to attract or retain key executives and other highly skilled employees, we will not be able to execute our current business plans.

Our business is very specialized, and therefore it is dependent on having skilled and specialized key executives and other employees to conduct our research, development and customer support activities. The inability to obtain or retain these key executives and other specialized employees would have an adverse impact on the research, development and technical customer support activities that our products require. These activities are instrumental to the successful execution of our business plan.

We may not be able to deliver shares of common stock upon exercise of our public warrants if such issuance has not been registered or qualified or deemed exempt under the securities laws of the state of residence of the holder of the warrant.

On March 3, 2009, November 3, 2010, and March 30, 2011, we sold warrants to the public in offerings registered under shelf registration statements. The issuance of common stock upon exercise of these warrants must qualify for exemption from registration under the securities laws of the state of residence of the warrant holder. The qualification for exemption from registration may differ in different states. As a result, a warrant may be held by a holder in a state where an exemption is not available for such exercise and we may be precluded from issuing such shares. If our common stock continues to be listed on the NASDAQ Capital Market or another national securities exchange, an exemption from registration in every state for the issuance of common stock upon exercise of these warrants would be available. However, we cannot assure you that our common stock will continue to be so listed. As a result, these warrants may be deprived of any value, the market for these warrants may be limited and the holders of these warrants may not be able to obtain shares of common stock upon exercise of the warrants if the common stock issuable upon such exercise is not qualified or otherwise exempt from qualification in the jurisdictions in which the holders of the warrants reside.

Provisions in our certificate of incorporation and by-laws could have effects that conflict with the interest of shareholders.

Some provisions in our certificate of incorporation and by-laws could make it more difficult for a third party to acquire control of us. For example, the board of directors has the ability to issue preferred stock without shareholder approval, and there are advance notification provisions for director nominations and submissions of proposals from shareholders to a vote by all the shareholders under the by-laws. Florida law also has anti-takeover provisions in its corporate statute.

We have a shareholder protection rights plan that may delay or discourage someone from making an offer to purchase our company without prior consultation with the board of directors and management which may conflict with the interests of some of the shareholders.

On November 17, 2005, the board of directors adopted a shareholder protection rights plan which called for the issuance, on November 29, 2005, as a dividend, of rights to acquire fractional shares of preferred stock. The rights are attached to the shares of common stock and transfer with them. In the future the rights may become exchangeable for shares of preferred stock with various provisions that may discourage a takeover bid. Additionally, the rights have what are known as “flip-in” and “flip-over” provisions that could make any acquisition of our company more costly. The principal objective of the plan is to cause someone interested in acquiring our company to negotiate with the board of directors rather than launch an unsolicited bid. This plan may limit, prevent, or discourage a takeover offer that some shareholders may find more advantageous than a negotiated transaction. A negotiated transaction may not be in the best interests of the shareholders.

Risks Relating to Our Securities

There can be no assurance that our common stock will continue to trade on the NASDAQ Capital Market or another national securities exchange.

We currently are in compliance with the continued listing standards of the NASDAQ Capital Market. There can be no assurance, however, that we will be able to maintain compliance with such listing standards. If we are unable to do so and our common stock is no longer listed on NASDAQ Capital Market or another national securities exchange, the liquidity and market price of our common stock may be adversely affected.

Sales of a substantial number of shares of our common stock in the public market by existing stockholders, or the perception that they may occur, could cause our stock price to decline.

Substantially all of the currently outstanding shares of our common stock are freely tradable under federal and state securities laws or are eligible for resale without limitations pursuant to effective registration statements or available exemptions under the Securities Act of the 1933, as amended, or the “Securities Act,” except for shares held by our affiliates, including our directors and officers, which may be subject to volume and other limitations. While the shares held by our officers and directors are subject to restrictions pursuant to “lock-up” agreements executed by them in connection with this offering, such restrictions will expire 60 days following the date of this prospectus and the underwriter may, in its sole discretion and at any time, without notice, release all or any portion of the shares from the lock-up agreements prior to their expiration. In addition, as of March 15, 2013, there were 10,162,283 shares of our common stock subject to outstanding warrants and options, with exercise prices ranging from $0.54 to $26.75 per share, and 1,458,842 shares of our common stock subject to outstanding unvested restricted stock units. Furthermore, we expect that we will seek to raise additional capital from time to time in the future, which may involve the issuance of shares of common stock and/or securities convertible into or exercisable or exchangeable for our shares of common stock. Accordingly, the number of shares eligible for resale in the public market may increase in the future. Sales of substantial amounts of our common stock by us or by our stockholders, announcements of the proposed sales of substantial amounts of our common stock or the perception that substantial sales may be made, could cause the market price of our common stock to decline.

Because we do not expect to pay dividends on our common stock, shareholders will benefit from an investment in our common stock only if it appreciates in value.

We have never paid cash dividends on our common stock. The payment of dividends in the future is at the discretion of the board of directors and will depend upon our ability to generate earnings, our capital requirements and financial condition, and other relevant factors. We do not intend to declare any dividends in the foreseeable future, but instead intend to retain all earnings, if any, for use in the business. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. There is no guarantee that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

Risks Relating to the Offering

Investors in this offering will experience immediate and substantial dilution and may experience further dilution in the future.

The public offering price of the securities offered hereby is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of common stock in this offering, you will incur immediate and substantial dilution in the amount of $      per share, assuming no exercise of the over-allotment option (or $      per share, assuming the over-allotment option is exercised in full). See the section entitled “Dilution” on page S-15. In addition, as of March 15, 2012, there were 10,162,283 shares of our common stock subject to outstanding warrants and options, with exercise prices ranging from $0.54 to $26.75 per share, and 1,458,842 shares of our common stock subject to outstanding unvested restricted stock units. Furthermore, we expect that we will seek to raise additional capital from time to time in the future. Such financings may involve the issuance of equity and/or securities convertible into or exercisable or exchangeable for our equity securities. We also expect to continue to utilize equity-based compensation. To the extent the warrants and options are exercised, the restricted stock units vest or we issue common stock, preferred stock, or securities such as warrants or notes that are convertible into, exercisable or exchangeable for, our common stock or preferred stock, in the future, you may experience further dilution.

Management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment and we might not be able to yield a significant return, if any, on any investment of these net proceeds. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus supplement and incorporated by reference herein are forward-looking statements that relate to possible future events, our future performance and our future operations. In some cases, you can identify these forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipates,” “believes,” “expects,” “plans,” “future,” “intends,” “could,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other similar expressions. These statements are only our predictions. We cannot guarantee future results, levels of activities, performance or achievements. Our actual results could differ materially from these forward-looking statements for many reasons, including the risks described from time to time in our SEC filings and those risks identified under the section entitled “Risk Factors” in this prospectus supplement and the accompanying base prospectus. Important factors, among others, that may affect our actual results include:

•	Our history of losses;

•	Our need for additional capital;

•	The pace of technological change in our industry;

•	Our ability to gain commercial acceptance of our products;

•	Our ability to protect our intellectual property;

•	The outcome of litigation related to our intellectual property;

•	The effect of competition from other technologies;

•	Our reliance on baseband suppliers in commercializing our products;

•	Our dependence on key business and sales relationships; and

•	Our ability to attract and retain key executives and other highly skilled employees.

We are under no duty to update or revise any of the forward-looking statements or risk factors to conform them to actual results or to changes in our expectations.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the shares in this offering will be as follows:

Estimated net proceeds of this offering, assuming no exercise of the underwriter’s over-allotment option (1)	$
Estimated net proceeds of this offering, assuming the underwriter’s over-allotment option is exercised in full (1)	$

(1)	After deducting discounts to the underwriter and an aggregate of $ in estimated offering expenses payable by us for this offering.

We intend to use the net proceeds from the sale of the shares in this offering to fund our research, our sales and marketing activities and our infringement litigation, and for other working capital and general corporate purposes. We have not identified the amounts we will spend on any specific purpose. The amounts actually expended for any purpose may vary significantly depending upon numerous factors, including assessments of potential market opportunities and competitive developments. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in accordance with our investment policy guidelines, which currently provide for investment of funds in cash equivalents, money market funds and U.S. government obligations.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2012:

•	on an actual basis, and

•
on an as adjusted basis after this offering, giving effect to the sale by us of       shares in this offering at an offering price of $      per share, and after deducting the underwriting discount and other estimated offering expenses payable by us, assuming no exercise of the over-allotment option.

You should read this table together with our financial statements and the related notes thereto, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information, incorporated by reference in this prospectus supplement or the accompanying prospectus from our SEC filings, including our annual report on Form 10-K for the year ended December 31, 2012.

	As of December 31, 2012
	Actual	As Adjusted After This Offering
		(Unaudited)
Stockholders equity:
Common stock, $0.01 par value: 150,000,000 authorized, 82,903,609 issued and outstanding, and issued and outstanding as adjusted after this offering	829,036
Preferred stock, $1.00 par value: 15,000,000 authorized and no shares issued or outstanding	0
Accumulated other comprehensive loss	(20)
Warrants outstanding	1,081,050
Additional paid-in capital	276,748,336
Accumulated deficit	(262,138,415)
Total stockholders’ equity	16,519,987

The foregoing table does not give effect to any issuances of our common stock that occurred after December 31, 2012. In addition, the foregoing table does not take into account the 10,162,283 shares of our common stock subject to outstanding options and warrants, with a weighted average exercise price of $2.56 per share, and the 1,458,842 shares of our common stock subject to outstanding unvested restricted stock units, in each case as of March 15, 2013.

DILUTION

If you invest in our shares, your ownership interest will be diluted to the extent of the difference between the price you paid per share of common stock in this offering and the net tangible book value per share of our common stock after this offering. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares in this offering and the net tangible book value per share of common stock immediately after the closing of this offering.

Our net tangible book value as of December 31, 2012 was approximately $7.5 million, or approximately $0.09 per share of common stock. After giving effect to the sale by us of the       shares in this offering at an offering price of $      per share, and after deducting the underwriting discounts and other estimated offering expenses payable by us, our pro forma net tangible book value as of December31, 2012 would have been approximately $      million, or $      per share of common stock (assuming no exercise of the over-allotment option). This represents an immediate increase in net tangible book value of $      per share to existing stockholders and an immediate dilution of $      per share to new investors purchasing shares in this offering at the offering price.

The following table illustrates this dilution on a per share basis:

Public offering price per share in this offering		$
Net tangible book value per share as of December 31, 2012	$0.09
Increase in net tangible book value attributable to this offering
Pro forma net tangible book value per share as of December 31, 2012, as adjusted after this offering
Dilution per share to new investors in this offering		$

Assuming the underwriter exercises its over-allotment option in full, the pro forma as adjusted increase in net tangible book value on December 31, 2012 would be $      per share and the dilution per share to new investors in this offering would be $      per share.

The calculations above are based on 82,903,609 shares of common stock outstanding as of December 31, 2012 and       shares of common stock outstanding as of December 31, 2012 after giving effect to the sale of the shares in this offering, assuming no exercise of the over-allotment option (or       shares, assuming the over-allotment option is exercised in full). These numbers do not take into account the 10,482,608 shares of our common stock subject to outstanding options and warrants, with a weighted average exercise price of $2.58 per share, and 1,433,842 shares of our common stock subject to outstanding unvested restricted stock units, in each case as of December 31, 2012.

The calculations above do not give effect to any dilutive issuances of our common stock that occurred after December 31, 2012. In addition, if we issue additional shares of our common stock in the future, including upon the exercise of outstanding options or warrants or the vesting of the restricted stock units, you may experience further dilution.

DESCRIPTION OF COMMON STOCK

Upon consummation of the offering,       shares of common stock will be outstanding assuming no exercise of the over-allotment option. If the over-allotment option is exercised in full,       shares of common stock will be outstanding. In addition, as of March 15, 2013, there were 10,162,283 shares subject to outstanding options and warrants, with exercise prices ranging from $0.54 to $26.75 per share, and 1,458,842 shares of common stock subject to outstanding restricted stock units.

For a description of our common stock, please see “Description of Capital Stock” in the accompanying base prospectus.

UNDERWRITING

We have entered into an underwriting agreement with Ladenburg Thalmann & Co. Inc. with respect to the shares of common stock subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, the number of shares of common stock provided below opposite its name.

Underwriter	Number of Shares of Common Stock
Ladenburg Thalmann & Co. Inc.
Total

The underwriter is offering the shares of common stock subject to its acceptance of the shares of common stock from us and subject to prior sale. The underwriting agreement provides that the obligation of the underwriter to pay for and accept delivery of the shares of common stock offered by this prospectus supplement and the related prospectus is subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the shares of common stock if any such shares are taken. However, the underwriter is not required to take or pay for the shares of common stock covered by the underwriter’s over-allotment option described below.

Over-Allotment Option

We have granted the underwriter an option, exercisable for 45 days from the date of this prospectus, to purchase up to an aggregate of       additional shares of common stock to cover over-allotments, if any, at the public offering price set forth on the cover page of this prospectus supplement, less the underwriting discount. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus supplement and the accompanying prospectus.

Discount and Expenses

The underwriter has advised us that it proposes to offer the shares of common stock to the public at the initial public offering prices set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $      per share of common stock. After this offering, the initial public offering price and concession may be changed by the underwriter. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement. The per share of common stock is offered by the underwriter as stated herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. The underwriter has informed us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

The following table shows the underwriting discount payable to the underwriter by us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriter‘s over-allotment option to purchase additional shares.

	Per Share of Common Stock	Total Without Exercise of Over-Allotment Option	Total With Exercise of Over-Allotment Option
Public offering price	$	$	$
Underwriting discount payable by us	$	$	$

We estimate that expenses payable by us in connection with this offering, other than the underwriting discount referred to above, will be approximately $145,000. We have agreed to reimburse the underwriter for certain out-of-pocket expenses not to exceed $35,000 for all expenses, including attorneys fees and expenses. In no event will the total compensation payable to the underwriter and any other member of the Financial Industry Regulatory Authority, Inc. (or FINRA) or independent broker-dealer (including any financial advisor) in connection with the sale of the securities offered hereby exceed 8.0% of the gross proceeds of this offering.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Lock-up Agreements

We and our officers and directors have agreed, subject to limited exceptions, for a period of 60 days after the date of the underwriting agreement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the underwriter. This 60-day period may be extended if (1) during the last 17 days of the 60-day period, we issue an earnings release or material news or a material event regarding us occurs or (2) prior to the expiration of the 60-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period, then the period of such extension will be 18 days, beginning on the issuance of the earnings release or the occurrence of the material news or material event. If after any announcement described in clause (2) of the preceding sentence, we announce that we will not release earnings results during the 16-day period, the lock-up period shall expire the later of the expiration of the 60-day period and the end of any extension of such period made pursuant to clause (1) of the preceding sentence. The underwriter may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Electronic Distribution

This prospectus supplement and the related prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter, or by its affiliates. Other than this prospectus supplement and the related prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of this prospectus supplement, the related prospectus or the registration statement of which this prospectus supplement and the related prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising its over-allotment option and/or purchasing shares in the open market.

•
Syndicate covering transactions involve purchases of shares of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriter makes any representations that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Other

The underwriter and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services it has received and, may in the future receive, customary fees. Except for services provided in connection with this offering, the underwriter has not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus supplement and we do not expect to retain the underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus supplement.

Trading Market

Our common stock is traded on the NASDAQ Capital Market under the symbol “PRKR.”

Transfer Agent

The transfer agent for our common stock to be issued in this offering is American Stock Transfer & Trust Company, LLC, located at 6201 15th Avenue, Brooklyn, New York 11219.

LEGAL MATTERS

The validity of the securities offered will be passed on for us by Graubard Miller, New York, New York. The underwriter has been represented in connection with this offering by Lowenstein Sandler LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 2 to the financial statements), of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities that we are offering under this prospectus supplement. It is important for you to read and consider all of the information contained in the registration statement and you should refer to our registration statement and its exhibits for further information.

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference our documents listed below and any future filings we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities are sold.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (filed on March 18, 2013); and

•
Form 8-A effective on November 30, 1993 and Form 8-A effective on November 22, 2005 registering our common stock and our rights to purchase our Series E Preferred Stock, respectively, under Section 12(g) of the Exchange Act.

Any statement contained in a document filed before the date of this prospectus supplement and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. Any information that we file after the date of this prospectus supplement with the SEC will automatically update and supersede the information contained in this prospectus supplement.

We will provide you with a copy of any or all of the information that has been incorporated by reference in this prospectus, without charge, upon written or oral request directed to ParkerVision, Inc., Attention: Investor Relations, 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256, telephone number (904) 737-1367.

Prospectus

PARKERVISION, INC.

$25,000,000

COMMON STOCK, PREFERRED STOCK, WARRANTS AND DEBT SECURITIES

We will offer and sell from time to time shares of common stock, shares of preferred stock, warrants and debt securities at an aggregate initial offering price not to exceed $25,000,000. The securities may be offered separately, together, or in series, and in amounts, at prices and on other terms to be determined at the time of each offering. We will provide the specific terms of the securities to be sold in a prospectus supplement.

We may sell the securities directly to investors, to or through underwriters or dealers or through agents designated from time to time, among other methods. The prospectus supplement for each offering will describe in detail the specific plan of distribution for the securities. The prospectus supplement also will set forth the price to the public of such securities, any placement agent’s fees or underwriter’s discounts and commissions, and the net proceeds we expect to receive from the sale of the securities.

Our common stock is listed for trading on the NASDAQ Capital Market under the symbol “PRKR.” On August 30, 2012, the last reported sale price of our common stock was $2.29. As of the date of this prospectus, none of the other securities that we may offer by this prospectus are listed on any national securities exchange or automated quotation system.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” appearing on Page 5 in this prospectus and elsewhere in any supplements for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 11, 2012

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
PROSPECTUS SUMMARY	1
RISK FACTORS	5
RATIO OF EARNINGS TO FIXED CHARGES	5
NOTE ON FORWARD-LOOKING STATEMENTS	5
USE OF PROCEEDS	6
DESCRIPTION OF CAPITAL STOCK	6
DESCRIPTION OF WARRANTS	14
DESCRIPTION OF DEBT SECURITIES	16
PLAN OF DISTRIBUTION OF SHELF SECURITIES	23
LEGAL MATTERS	26
EXPERTS	26
WHERE YOU CAN FIND MORE INFORMATION	26

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may, from time to time, sell or issue any of the combination of securities described in this prospectus in one or more offerings with a maximum aggregate offering price of up to $25,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information.”

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations, and prospects may have changed since that date.

References in this prospectus to “ParkerVision,” the “Company,” and “we,” “us” and “our” refer to ParkerVision, Inc., a Florida corporation.

PROSPECTUS SUMMARY

Company

We are in the business of innovating fundamental wireless technologies. We design, develop and market our proprietary radio frequency (“RF”) technologies and products for use in semiconductor circuits for wireless communication products. We are heavily reliant on our relationship with VIA Telecom, Inc. (“VIA”) since our RF transmit product interfaces directly to VIA’s CDMA baseband processors. We are currently working with VIA and one of their largest original equipment manufacturer (“OEM”) mobile handset customers on the design and test of a handset solution incorporating our technology, the successful completion of which, we believe, will lead to the incorporation of our technology into one or more of this OEM’s products. The design and test process is being conducted primarily in Asia at VIA and/or the handset OEM’s facilities and, as a result, we have committed significant resources in personnel, travel and related costs for our engineering and sales team to this design and test process.

We are also currently engaged in patent litigation with Qualcomm Incorporated (“Qualcomm”) for their alleged infringement of a number of our patents that relate to a portion of our receiver intellectual property. We believe the outcome of this litigation is critical to our ability to generate meaningful revenue from certain of our receiver technologies, and we intend to devote substantial resources to this litigation. The court held a non-adversarial technology tutorial on July 24, 2012. On August 6, 2012, the court held a claim construction hearing where we and Qualcomm presented our respective arguments for the proposed construction of disputed claim terms. The court has not yet issued a ruling on claim construction. On August 24, 2012, the court granted Qualcomm’s previously filed motion to dismiss our claims of indirect patent infringement (but not our claims of direct patent infringement), based on a recent federal appeals court ruling which changed the pleading requirements; however, the court also granted us leave to file an amended complaint. On August 30, 2012, we filed an amended complaint against Qualcomm for direct and indirect patent infringement.

The court has set a deadline for fact discovery of November 30, 2012 and a trial date of August 5, 2013. Discovery in the case is ongoing. At this time, we do not believe it is possible to predict the outcome of these proceedings. Although our litigation team is working on a partial contingency basis, we expect to incur significant costs for legal and expert fees related to this litigation.

Since 2005, we have generated no royalty or product revenue from our RF technologies. We have incurred losses from operations and negative cash flows in every year since inception and have utilized the proceeds from the sale of our equity securities to fund our operations. For the six months ended June 30, 2012, we incurred a net loss of approximately $9.1 million, representing an increase of approximately 32% when compared to the same period in 2011, and negative cash flows from operations of approximately $6.9 million, representing an increase of approximately 42% when compared to the same period in 2011. At June 30, 2012, we had an accumulated deficit of approximately $251 million and working capital of approximately $6.1 million. Our ability to generate revenues sufficient to offset costs is subject to our ability to successfully support our customers in completing their initial product designs, our ability to secure a reasonable market share through product offerings with our current customers and/or the addition of new customers and/or products, and our ability to successfully protect our intellectual property (“IP”).

We were incorporated under the laws of the State of Florida on August 22, 1989. Our executive offices are located at 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256. Our telephone number is (904) 732-6100.

General Development of Business

Our business has been primarily focused on the development and marketing of our RF technologies for mobile applications. Our technologies represent unique, proprietary methods for processing RF waveforms in wireless applications. Our technologies apply to both transmit and receive functions of a radio transceiver. A portion of our transmit technology is marketed as Direct2Power™, or d2p™, and enables the transformation of a baseband data signal to an RF carrier waveform, at the desired power output level, in a single unified operation. A portion of our receiver technology is marketed as Direct2Data™, or d2d™, and enables the direct conversion of an RF carrier to a baseband data signal. Our development and marketing efforts since 2005 have been primarily focused on a portion of our transmit technologies; however, incorporation of some of our receiver technology in mobile applications is also contemplated in our product plans. Our patent infringement litigation is based on some of our receiver IP.

We completed the first d2p integrated circuit (“IC”) which embodied many of the advancements of our technology in 2006. This enabled us to create partially-integrated prototype radios for demonstration purposes. Since 2006, we have continued to further develop our prototype ICs and related demonstration platforms. Our prototypes support functionality that is multi-band (meaning multiple frequencies) and multi-mode (meaning multiple cellular standards and corresponding modulation formats). Our ICs support multiple bands of cellular and PCS (Personal Communications Service) frequencies and support the current and emerging cellular standards including GSM/EDGE, CDMA, W-CDMA, and HSUPA. We are also able to demonstrate 802.16e WiMax and LTE standards with our current ICs.

In concert with advancing our prototypes, we began cultivating potential customer relationships, primarily in the mobile handset industry. We believe our direct customers will likely be the mobile handset manufacturers and their chipset suppliers in the mobile handset industry. We have also cultivated relationships with the network providers who exert significant influence on the OEMs (Original Equipment Manufacturers) in the mobile handset industry.

Our lack of tenure in the mobile handset industry coupled with the unique nature of our technology resulted in lengthy and intense technology evaluation and due diligence efforts by potential customers. Furthermore, in order to utilize our technology in a mobile handset application, our RF chipsets must interface with the baseband processor that generates the data to be transmitted. Although our technology is capable of interfacing with any baseband processor, the development of the interface between the baseband processor and our chipset requires a cooperative effort with the baseband provider.

Customers

VIA Telecom, Inc. In December 2007, we entered into a licensing and engineering services agreement with VIA, who is a global supplier of CDMA baseband processors used in a wide range of mobile devices. VIA designs and supplies chipsets and related reference designs to handset OEMs and ODMs (Original Design Manufacturers) for incorporation into mobile devices. During 2008 and 2009, our development efforts were focused on advancing our ICs from prototype to production-ready samples for VIA and other potential customers. We also began development of various packaging designs and production test programs. During 2009, we worked with VIA to co-develop a sample 3G mobile handset which verified our technology in a working implementation and tested our technology’s performance. The results of these efforts were utilized to market our product to VIA’s customers.

During 2010, we modified our circuit layout and packaging to meet the design requirements of one of VIA’s customers. The testing of our product in this design was completed in early 2011. Despite the successful test results, this design did not result in an order from the prospective customer; however we were able to utilize the test results in marketing our solution to other VIA customers. Since mid-year 2011, we have been working with VIA and one of their largest OEM customers to design and test a handset solution incorporating our ICs, the successful completion of which, we anticipate will result in the incorporation of our technology into one or more of this OEM’s products.

Although VIA has the right, under their licensing agreement with us, to manufacture devices based on our technology and pay us a per unit royalty for the license, the agreement also provides for us to manufacture and sell such devices ourselves to third parties. We anticipate that our initial product revenues will be generated from chipset sales to VIA’s customers rather than through the licensing arrangement. We are highly dependent on our relationship with VIA, the loss of which could have a material adverse effect on our business.

ITT Corporation. ITT Corporation (“ITT”) has been a licensee of our d2p technology since 2007. In 2008, we delivered a development/demonstration platform to ITT for their use in product development and demonstration to their customers. ITT marketed our technology, based on our commercial designs, to a number of their customers and in October 2009, ITT was awarded a government contract for the demonstration of our technology in a highly integrated transceiver application for military products. ITT in turn, engaged us as a subcontractor to incorporate our commercial ICs into an existing highly integrated transceiver platform. The services related to this product demonstration were completed in the first quarter of 2010. We assisted ITT in seeking additional government funding projects for products incorporating our technologies; however, to date, we are not aware of any funds received by ITT for this purpose. We do not intend to initiate any new development efforts for ITT-related projects, unless those projects are funded by either ITT or their customers. In the event ITT completes development of a product incorporating our technology, we will receive a per unit royalty from them for any such products sold under the terms of our agreement with them.

Production and Supply

The ICs which incorporate our RF technologies are produced through fabrication relationships with IBM Microelectronics (“IBM”) using a Silicon Germanium process and Taiwan Semiconductor Manufacturing Company Limited (“TSMC”) using a CMOS semiconductor process. We believe IBM and TSMC have sufficient capacity to meet our foreseeable needs. In addition, our ICs have been and can be produced using different materials and processes, if necessary, to satisfy capacity requirements and/or customer preferences. In instances where our customer licenses our IP, the production capacity risk shifts to that customer.

Patents and Trademarks

We consider our IP, including patents, patent applications, trademarks, and trade secrets to be significant to our competitive positioning. We have a program to file applications for and obtain patents, copyrights, and trademarks in the United States and in selected foreign countries where we believe filing for such protection is appropriate to establish and maintain our proprietary rights in our technology and products. As of July 31, 2012, we have 140 U.S. and 62 foreign patents related to our RF technologies. In addition, we have approximately 56 U.S. and foreign patent applications pending. We estimate the economic lives of our patents to be fifteen to twenty years and our current portfolio of patents and patent applications has an average estimated remaining life of approximately 12 years.

Litigation

In July 2011, we filed a complaint in the United States District Court of the Middle District of Florida against Qualcomm seeking unspecified damages and injunctive relief for infringement of seven of our patents related to radio-frequency receivers and the down-conversion of electromagnetic signals (the “Complaint”). Qualcomm filed an Answer and Counterclaim to our Complaint (the “Counterclaim”) in which Qualcomm denied infringement and alleged invalidity and unenforceability of each of our patents. Qualcomm also named our long-time patent prosecution counsel, Sterne, Kessler, Goldstein & Fox PLLC (“SKGF”) as a co-defendant in its Counterclaim and further alleged that we aided and abetted SKGF in its alleged breach of fiduciary duty to Qualcomm and tortiously interfered with Qualcomm’s contractual relationship with SKGF. In November 2011, we filed a motion to dismiss nine counts of Qualcomm’s Counterclaim and a motion to strike certain of Qualcomm’s affirmative defenses. SKGF also filed a motion to dismiss Qualcomm’s claims against them.

In November 2011, Qualcomm filed a motion for preliminary injunction against SKGF. In February 2012, the court denied as moot Qualcomm’s motion for preliminary injunction. Instead, the Court approved a protective order, which all parties negotiated and agreed to, that enables SKGF to continue delivering legal advice and services to ParkerVision provided that they do not represent ParkerVision in the lawsuit or advise the Company regarding Qualcomm’s alleged infringement.

In February 2012, we filed an amended Complaint which dropped two patents from our original Complaint and added one patent which was not included in our original Complaint. In March 2012, Qualcomm filed an amended Counterclaim which dropped two counts from the original Counterclaim. Both ParkerVision and SKGF have filed amended motions to dismiss Qualcomm’s Counterclaims. The court has not yet ruled on these motions.

In March 2012, Qualcomm also filed a motion to dismiss our claims of indirect patent infringement. On August 24, 2012, the court granted Qualcomm’s motion to dismiss our claims of indirect patent infringement (but not our claims of direct patent infringement), based on a recent federal appeals court ruling which changed the pleading requirements; however, the court also granted us leave to file an amended complaint. On August 30, 2012, we filed an amended complaint against Qualcomm for both direct and indirect infringement of six of our patents.

The court held a non-adversarial technology tutorial on July 24, 2012. On August 6, 2012, the court held a claim construction hearing where we and Qualcomm presented our respective arguments for the proposed construction of disputed claim terms. The court has not yet issued a ruling on claim construction.

The court has set a deadline for fact discovery of November 30, 2012 and a trial date of August 5, 2013. Discovery in the case is ongoing. At this time, we do not believe it is possible to predict the outcome of these proceedings.

RISK FACTORS

Any investment in our securities involves a high degree of risk. Potential investors are urged to read and consider the risks and uncertainties relating to an investment in our company set forth in our filings with the Securities and Exchange Commission, or “SEC,” including the risk factors and other information set forth in our annual report on Form 10-K for the year ended December 31, 2011 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. The ratios are calculated by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of pretax losses from continuing operations plus fixed charges. Fixed charges consist of interest expense, including estimates of interest inherent in rental expense. Where the ratio is less than 1:1 coverage, the deficiency is set forth. The information set forth in the table should be read in conjunction with the financial information incorporated by reference into this prospectus.

	For the Six Months Ended June 30,	For the Year Ended December 31,
	2012	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges(A)	—	—	—	—	—	—
Deficiency of earnings to fixed charges	$5,061	$14,573	$15,028	$21,530	$23,074	$18,213

(A)	Due to our losses from continuing operations, the ratio earnings to fixed charges is less than 1:1 coverage for all periods presented.

We had no shares of preferred stock outstanding for any period presented. As a result, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus and incorporated by reference herein are forward-looking statements that relate to possible future events, our future performance and our future operations. In some cases, you can identify these forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipates,” “believes,” “expects,” “plans,” “future,” “intends,” “could,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other similar expressions. These statements are only our predictions. We cannot guarantee future results, levels of activities, performance or achievements. Our actual results could differ materially from these forward-looking statements for many reasons, including the risks described from time to time in our SEC filings and those risks identified under sections entitled “Risk Factors” in any prospectus supplement. Important factors, among others, that may affect our actual results include:

•	Our history of losses;

•	Our need for additional capital;

•	The pace of technological change in our industry;

•	Our ability to gain commercial acceptance of our products;

•	Our ability to protect our intellectual property;

•	The outcome of litigation related to our intellectual property;

•	The effect of competition from other technologies;

•	Our reliance on baseband suppliers in commercializing our products;

•	Our dependence on key business and sales relationships; and

•	Our ability to attract and retain key executives and other highly skilled employees.

We are under no duty to update or revise any of the forward-looking statements or risk factors to conform them to actual results or to changes in our expectations.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of the securities offered hereby will be used to fund working capital, capital expenditures, acquisitions and operating losses and for other general corporate purposes, including the payment of litigation expenses. Pending the application of such proceeds, we expect to invest the proceeds in short-term, interest bearing, investment-grade marketable securities or money market obligations.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and our preferred stock is a summary. You should refer to our certificate of incorporation and our bylaws for the actual terms of our capital stock.

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, $0.01 par value per share. As of August 30, 2012, there were 78,429,535 shares of our common stock outstanding. In addition, as of such date, there were 12,025,280 shares of common stock subject to outstanding warrants, stock options and unvested restricted stock units. Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and may not cumulate votes for the election of directors. Common stockholders have the right to receive dividends when, as, and if declared by the board of directors from funds legally available therefore. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. There are no sinking fund provisions applicable to our common stock. When the consideration for which the board of directors authorized the issuance of shares is received, the shares of common stock will be fully paid and nonassessable. The rights of our common stock are subject to the express terms of our preferred stock and any series thereof.

Preferred Stock

We are authorized to issue up to 15,000,000 shares of preferred stock, $1.00 par value per share. As of August 30, 2012, there were no preferred shares issued or outstanding. Our board of directors has the authority, without shareholder approval, to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the shareholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our outstanding common stock. Our board of directors may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of our common stock or holders of other series of preferred stock.

The following outlines some of the general terms and provisions of the preferred stock that we may issue. A prospectus supplement will describe the particular terms of any preferred stock offered from time to time, and may supplement or change the terms outlined below. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, a form of the articles of amendment that sets forth the terms of the particular preferred stock we are offering. The summary of such terms contained in this prospectus and in the applicable prospectus supplement is qualified in its entirety by reference to such form of articles of amendment. We urge you to read the form of articles of amendment and the additional description of the terms of the preferred stock included in the prospectus supplement.

If we offer a series of preferred stock, we will describe the specific terms of that series in a prospectus supplement, including:

•	the title of the series of preferred stock and the number of shares offered;

•	the price at which the preferred stock will be issued;

•	the dividend rate, if any, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible into any other securities, and the terms and conditions of any such conversion;

•	the liquidation preference of the preferred stock; and

•	any additional rights, preferences and limitations of the preferred stock.

When the consideration for which the board of directors authorized the issuance of shares is received, the shares of preferred stock will be fully paid and nonassessable.

Series E Preferred Stock

On November 17, 2005, the board of directors designated 100,000 shares of authorized preferred stock as the Series E Preferred Stock in conjunction with its adoption of a Shareholder Protection Rights Plan (as described below). As of August 30, 2012, there were no shares of this series issued and outstanding.

Certain rights of this series of preferred stock are defined in terms of a “Reference Package.” The “Reference Package” is initially 10,000 shares of common stock, as adjusted for stock dividends, subdivisions and combinations.

The holders of full or fractional shares of this series are entitled to receive dividends, when and as declared by the board of directors, on each date that dividends or other distributions (other than dividends or distributions payable in our common stock) are payable on or in respect of common stock comprising part of the Reference Package, in an amount per whole share of this series equal to the aggregate amount of dividends or other distributions that would be payable on such date to a holder of the Reference Package. In addition, on the last day of March, June, September and December in each year, the holders of this series are entitled to receive dividends in an amount per whole share of this series equal to the excess (if any) of $100 over the aggregate dividends paid per whole share of this series during the three-month period ending on such last day. Dividends on each full and each fractional share of this series are cumulative from the date such full or fractional share is originally issued.

In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of full and fractional shares of this series shall be entitled, before any distribution or payment is made on any date to the holders of the common stock or any other stock of ours ranking junior to this series upon liquidation, to be paid in full an amount per whole share of this series equal to the greater of $100 or the aggregate amount distributed or to be distributed in connection with such liquidation, dissolution or winding up to a holder of the Reference Package, together with accrued dividends to such distribution or payment date, whether or not earned or declared.

This series shall rank junior to all other series or classes of our preferred stock, now existing or hereafter created, as to payment of dividends and the distribution of assets, unless the terms of any such other series or class shall provide otherwise.

Each whole share of this series shall, on any matter, vote as a class with any other capital stock comprising part of the Reference Package and voting on such matter and shall have the number of votes thereon that a holder of the Reference Package would have.

The foregoing description of the Series E Preferred Stock is not, and any description of this series included in a prospectus supplement may not be, complete and is subject to and qualified in its entirety by reference to the certificate of designations, which was filed with the SEC on November 22, 2005 as Exhibit 4.02 to a Current Report on Form 8-K.

Shareholder Protection Rights Plan

On November 21, 2005, we adopted a Shareholder Protection Rights Agreement (“Rights Agreement”) pursuant to which we issued, on November 29, 2005, as a dividend, one right to acquire a fraction of a share of Series E Preferred Stock for each then outstanding share of common stock. Each share of common stock issued by us after such date also has included, and any subsequent shares of common stock issued by us prior to the Separation Time (as defined in the Rights Agreement) will include, an attached right.

The principal objective of the Rights Agreement is to cause someone interested in acquiring us to negotiate with our board of directors rather than launch an unsolicited or hostile bid. The Rights Agreement subjects a potential acquirer to substantial voting and economic dilution.

The rights initially are not exercisable and trade with our common stock. In the future, the rights may become exercisable with various provisions that may discourage a takeover bid. If a potential acquirer initiates a takeover bid or becomes the beneficial owner of 15% or more of our common stock, the rights will separate from the common stock. Upon separation, the holders of the rights may exercise their rights at an exercise price of $45 per right (the “Exercise Price”), subject to adjustment and payable in cash. Additionally, the rights have what are known as “flip-in” and “flip-over” provisions that could make any acquisition of us more costly to the potential acquirer. The “flip-in” provision provides that, in the event a potential acquirer acquires 15% or more of the outstanding shares of our common stock, upon payment of the exercise price, the holders of the rights will receive from us that number of shares of common stock having an aggregate market price equal to twice the Exercise Price, as adjusted. The “flip-over” provision allows the holder to purchase that number of shares of common/voting equity of a successor entity, if we are not the surviving corporation in a business combination, with an aggregate market price equal to twice the Exercise Price.

We have the right to substitute for any of our shares of common stock that we are obligated to issue, shares of Series E Preferred Stock at a ratio of one ten-thousandth of a share of Series E Preferred Stock for each share of common stock.

The rights may be redeemed upon approval of the board of directors at a redemption price of $0.01. The Rights Agreement expires on November 21, 2015.

The foregoing description of the rights and the Rights Agreement is not, and any description of the rights and the Rights Agreement included in a prospectus supplement may not be, complete and is subject to and qualified in its entirety by reference to the terms and provisions of the Rights Agreement, which was filed with the SEC on November 22, 2005 as Exhibit 4.01 to a Current Report on Form 8-K.

Shares Subject to Outstanding Warrants

The shares underlying the following previously issued warrants are offered hereby: (i) the outstanding five-year warrants issued in March 2009 entitling the holders to purchase an aggregate of up to 411,320 shares of common stock at an exercise price of $1.875 per share that expire on March 3, 2014 (the “March 2009 Warrants”), (ii) the outstanding five-year warrants issued in November 2010 entitling the holders to purchase an aggregate of up to 1,703,545 shares of common stock at an exercise price of $0.5352 per share that expire on November 3, 2015 (the “November 2010 Warrants”), and (iii) the outstanding five-year warrants issued in March 2011 entitling the holders to purchase an aggregate of up to 346,299 shares of common stock at an exercise price of $0.88 per share that expire on September 30, 2016 (the “March 2011 Warrants”).

March 2009 Warrants

Each warrant entitles the holder to purchase one share of common stock at an exercise price of $1.875 per share, commencing on March 3, 2009 and expiring on March 3, 2014. The warrants were issued pursuant to a Warrant Agreement entered into between us and American Stock Transfer and Trust Company, as warrant agent.

Warrants may be exercised by delivering, not later than 5:00 P.M., New York time, on any business day during the exercise period to the warrant agent the certificate representing the warrant or, in the case of book-entry warrants, the warrants being exercised free on the records of the Depositary Trust Company (DTC) to an account of the warrant agent at DTC along with a completed election to purchase and the payment of the exercise price for each warrant to be exercised by certified or official bank check or by bank wire transfer in immediately available funds. If we are unable to issue the shares of common stock upon exercise of the warrants because the registration statement covering the shares is subject to a stop order or has had its effectiveness suspended or withdrawn or if we are otherwise unable to issue the shares, and no exemption from registration is available by virtue of a cashless exercise as described below or otherwise, the warrants will not be exercisable. In such event, the warrants will not expire until five days after the date we are first able to issue the shares of common stock. In no event may the warrants be net cash settled.

If a registration statement, or an exemption from registration, is not available for the resale of the shares underlying the warrants, the warrants may also be exercised on a cashless basis pursuant to which the holder will receive a net number of shares of common stock determined according to the following formula:

Net number of shares  = [(A x B) - (A x C)] / B

where: A = the total number of shares with respect to which the warrant is then being exercised; B = the arithmetic average of the closing sale prices of the shares of common stock for the five consecutive trading days ending on the date immediately preceding the date of exercise; and C = the exercise price then in effect.

The exercise price and number of shares of common stock issuable on exercise of the warrants is subject to adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization or similar transaction. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices. In the event of a fundamental transaction involving our consolidation or merger with or into another entity where we are not the surviving entity, the sale or all or substantially all of our properties or assets or the reorganization, recapitalization or reclassification of our common stock, it is a condition to such fundamental transaction that any successor to us whose common stock is traded on an eligible market assume or remain bound by the warrants pursuant to written agreement, including, if necessary, an agreement to deliver in exchange for the warrants a written instrument substantially similar to the warrants entitling the holder to acquire the successor’s capital stock at an exercise price that reflects the terms of the transaction. In the event that the successor does not have common stock traded on an eligible market, a holder of warrants will be entitled to receive an instrument substantially similar to the warrants exercisable for the consideration that would have been issuable in the fundamental transaction had the warrants been exercised immediately prior thereto.

The number of Warrant Shares that may be acquired by the registered holder upon any exercise of warrants shall be limited to the extent necessary to insure that, following such exercise, the total number of shares of Common Stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the holder's for purposes of Section 13(d) of the Exchange Act, does not exceed 9.999% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of Common Stock issuable upon such exercise). This restriction may not be waived.

The warrants provide that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity, to cure, correct or supplement any defective provision, or to add or change any other provisions that do not adversely affect the interest of the warrant holders. All other changes require the written consent of the underwriter and the holders of a majority of the then outstanding warrants.

No fractional shares will be issued upon exercise of the warrants. If a holder exercises warrants and would be entitled to receive a fractional interest of a share, we will round up or down the number of common stock to be issued to the warrant holder to the nearest whole number of shares.

We will not pay any stamp or other tax or governmental charge required to be paid in connection with any transfer involved in the issue of shares of common stock issuable upon the exercise of warrants. In the event of any such transfer, we will not issue or deliver any shares until such tax or other charge shall have been paid or it has been established to our satisfaction that no such tax or other charge is due.

November 2010 Warrants

Each warrant entitles the holder to purchase one share of common stock at an exercise price of $0.5352 per share, commencing on November 3, 2010 and expiring on November 3, 2015. The warrants were issued pursuant to a Warrant Agreement entered into between us and American Stock Transfer and Trust Company, LLC, as warrant agent.

Warrants may be exercised by delivering, not later than 5:00 p.m., New York time, on any business day during the exercise period to the warrant agent the certificate representing the warrant or, in the case of book-entry warrants, the warrants being exercised free on the records of the Depositary Trust Company (DTC) to an account of the warrant agent at DTC along with a completed election to purchase and the payment of the exercise price for each warrant to be exercised by certified or official bank check or by bank wire transfer in immediately available funds. If we are unable to issue the shares of common stock upon exercise of the warrants because the registration statement covering the shares is subject to a stop order or has had its effectiveness suspended or withdrawn or if we are otherwise unable to issue the shares, and no exemption from registration is available by virtue of a cashless exercise as described below or otherwise, the warrants will not be exercisable. In such event, the warrants will not expire until five days after the date we are first able to issue the shares of common stock. In no event may the warrants be net cash settled.

If a registration statement, or an exemption from registration, is not available for the resale of the shares underlying the warrants, the warrants may also be exercised on a cashless basis pursuant to which the holder will receive a net number of shares of common stock determined according to the following formula:

Net number of shares  = [(A x B) - (A x C)] / B

where: A = the total number of shares with respect to which the warrant is then being exercised; B = the arithmetic average of the closing sale prices of the shares of common stock for the five consecutive trading days ending on the date immediately preceding the date of exercise; and C = the exercise price then in effect.

The exercise price and number of shares of common stock issuable on exercise of the warrants is subject to adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization or similar transaction. In the event of a fundamental transaction involving our consolidation or merger with or into another entity where we are not the surviving entity, the sale of all or substantially all of our properties or assets or the reorganization, recapitalization or reclassification of our common stock, it is a condition to such fundamental transaction that any successor to us whose common stock is traded on an eligible market assume or remain bound by the warrants pursuant to written agreement, including, if necessary, an agreement to deliver in exchange for the warrants a written instrument substantially similar to the warrants entitling the holder to acquire the successor’s capital stock at an exercise price that reflects the terms of the transaction. In the event that the successor does not have common stock traded on an eligible market, a holder of warrants will be entitled to receive an instrument substantially similar to the warrants exercisable for the consideration that would have been issuable in the fundamental transaction had the warrants been exercised immediately prior thereto.

Unless the registered holder elected otherwise in writing at the time of the initial issuance of the warrants, the number of shares that may be acquired by the registered holder upon any exercise of warrants shall be limited to the extent necessary to insure that, following such exercise, the total number of shares of common stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the holder's for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, does not exceed 9.999% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such exercise). This restriction may not be waived.

The warrants provide that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity, to cure, correct or supplement any defective provision, or to add or change any other provisions that do not adversely affect the interest of the warrant holders. All other changes require the written consent of the holders of a majority of the then outstanding warrants.

No fractional shares will be issued upon exercise of the warrants. If a holder exercises warrants and would be entitled to receive a fractional interest of a share, we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the fair market value of the common stock less the exercise price.

We will not pay any stamp or other tax or governmental charge required to be paid in connection with any transfer involved in the issue of shares of common stock issuable upon the exercise of warrants. In the event of any such transfer, we will not issue or deliver any shares until such tax or other charge shall have been paid or it has been established to our satisfaction that no such tax or other charge is due.

March 2011 Warrants

Each warrant entitles the holder to purchase one share of our common stock at an exercise price of $0.88 per share, commencing on September 30, 2011 and expiring on September 30, 2016.

The warrants may be exercised, in whole or in part, at any time or times during the five-year exercise period, by delivering to us a duly executed facsimile copy of the notice of exercise, in the form annexed to each warrant. Within three trading days following delivery of the notice, the holder must deliver the aggregate exercise price for the shares specified in the notice by wire transfer or cashier’s check drawn on a United States bank (unless the warrant is exercised on a cashless basis as described below).

If a registration statement is not available for the sale by us of the shares underlying the warrants, the warrants may only be exercised on a cashless basis pursuant to which the holder will receive a net number of shares of common stock determined according to the following formula:

Net number of shares = (A - B) * X / A

where: A = the volume weighted average price (VWAP) on the trading day immediately preceding the date on which holder elects to exercise a warrant by means of a “cashless exercise,” as set forth in the applicable notice of exercise; B = the exercise price of the warrant, as adjusted; and X = the number of shares that would be issuable if such exercise were by means of a cash exercise rather than a cashless exercise. The warrants may only be exercised on a cashless basis if an exemption from registration would be available for such exercise.

The exercise price and number of shares of common stock issuable on exercise of the warrants is subject to adjustment in the event of any stock split, reverse stock split, stock dividend or reclassification of the common stock. In the event of a fundamental transaction involving (1) our consolidation or merger with or into another entity, (2) the sale of all or substantially all of our properties or assets, (3) the completion of a tender offer or exchange offer for our common stock which has been accepted by holders of 50% or more of the outstanding common stock, (4) the reclassification, reorganization or recapitalization of our common stock, or (5) the completion of a stock purchase agreement or other business combination in which another person or entity acquires more than 50% of our common stock, a holder of warrants will be entitled to receive, at the holder’s option, the number of shares of common stock of the successor corporation and any additional consideration that the holder would have been entitled to receive if the warrant had been exercised immediately prior to such fundamental transaction. Any successor to us or surviving entity will assume the obligations under the warrant.

The number of shares that may be acquired by the registered holder upon any exercise of warrants shall be limited to the extent necessary to insure that, following such exercise, the total number of shares of common stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the holder's for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, does not exceed 4.999% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such exercise). This limitation may be increased or waived, but only upon 61 days notice from the holder.

The warrants provide that the terms of the warrant may only be amended with the consent of the holder.

No fractional shares will be issued upon exercise of the warrants. If a holder exercises warrants and would be entitled to receive a fractional interest of a share, we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the fair market value of the common stock less the exercise price.

We will not pay any stamp or other tax or governmental charge required to be paid in connection with any transfer involved in the issue of shares of common stock issuable upon the exercise of warrants. In the event of any such transfer, we will not issue or deliver any shares until such tax or other charge shall have been paid or it has been established to our satisfaction that no such tax or other charge is due.

Provisions of Florida Law and Our Charter and Bylaws

Certain provisions of Florida law and of our charter and bylaws could make our acquisition by a third party, a change in our incumbent management, or a similar change of control more difficult. The provisions described below may discourage certain types of coercive takeover practices and inadequate takeover bids, and encourage persons seeking to acquire control of us to first negotiate with our board of directors. The provisions also may discourage certain tactics that may be used in proxy fights. We believe that these provisions help to protect our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that this benefit outweighs the potential disadvantages of discouraging such a proposal because our ability to negotiate with the proponent could result in an improvement of the terms of the proposal. These provisions are also intended to enhance the likelihood of continuity and stability in the composition of the policies formulated by our board of directors.

Director Nominations and Special Meetings. Nominations for our board of directors may be made by our board or by any holder of common stock. A shareholder entitled to vote for the election of directors may nominate a person for election as director only if the shareholder provides written notice of his nomination to our secretary not later than 120 days in advance of the same day and month that our proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders or, if no annual meeting was held in the previous year, then by the end of the fiscal year to which the annual meeting in which the nomination will be made relates. A special meeting of our shareholders may be called only by our board of directors or our chief executive officer. These provisions of our bylaws could delay or prevent a change in control of our company.

Preferred Stock. Our board of directors may issue, without shareholder approval, up to 15,000,000 shares of preferred stock, and fix the rights and preferences thereof, without a further vote of the shareholders, which may prevent a takeover.

Florida Law. We may be subject to several anti-takeover provisions under Florida law that apply to public corporations organized under Florida law, unless the corporation has elected to opt out of those provisions in its articles of incorporation or by-laws. We have not elected to opt out of these provisions, although they may not be applicable to us or to a specific transaction if certain conditions are not met. The Florida Business Corporation Act contains a “control share” provision that, when applicable, generally prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a “control share acquisition” unless the holders of a majority of the corporation’s voting shares (exclusive of shares held by officers of the corporation, inside directors, or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A “control share acquisition” is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more but less than one-third of such voting power, (ii) one-third or more but less than a majority of such voting power, and (iii) a majority or more of such voting power.

The Florida Business Corporation Act also contains an “affiliated transaction” provision that, when applicable, generally prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an “interested shareholder” unless, among other events, (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder, (ii) the interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years, or (iii) the transaction is approved by the holders of two-thirds of the corporation’s voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation’s outstanding voting shares.

Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “PRKR.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219, and can be reached at (800) 937-5449. The transfer agent and registrar for any series of preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred stock, common stock or debt securities, or any combination of these securities. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. We may issue the warrants directly or under warrant agreements to be entered into between a warrant agent and us. Any warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The following outlines some of the general terms and provisions of the warrants that we may issue. A prospectus supplement will describe the particular terms of any warrants offered from time to time, and may supplement or change the terms outlined below. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, a form of the warrant or form of the warrant agreement and warrant certificate that sets forth the terms of the particular warrants we are offering. The summary of such terms contained in this prospectus and in the applicable prospectus supplement is qualified in its entirety by reference to such warrant or warrant agreement and warrant certificate. We urge you to read the warrant or warrant agreement and warrant certificate and the additional description of the terms of the warrants included in the prospectus supplement.

Debt Warrants

The prospectus supplement relating to a particular issue of warrants exercisable for debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the principal amount and price of debt securities that may be purchased upon exercise of a warrant;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Stock Warrants

The prospectus supplement relating to a particular issue of warrants exercisable for common stock or preferred stock will describe the terms of the common stock warrants and preferred stock warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares and price of common stock or preferred stock that may be purchased upon exercise of a warrant;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of common stock or preferred stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will be void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase any securities underlying the warrants, the holder will not have any rights as a holder of the underlying securities by virtue of ownership of warrants.

DESCRIPTION OF DEBT SECURITIES

We may offer any combination of senior debt securities or subordinated debt securities. We may issue the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and the trustee or trustees identified in a prospectus supplement. Further information regarding the trustee may be provided in the prospectus supplement. The form for each type of indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

The following outlines some of the general terms and provisions of the debt securities that we may issue. A prospectus supplement will describe the particular terms of any debt securities offered from time to time, and may supplement or change the terms outlined below. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, a form of the indenture supplement that sets forth the terms of the particular debt securities we are offering. The summary of such debt securities contained in this prospectus and in the applicable prospectus supplement is qualified in its entirety by reference to the indentures and the applicable indenture supplement. We urge you to read the indentures, the applicable indenture supplement and the additional description of the debt securities in the prospectus supplement.

General

Within the total dollar amount of this shelf registration statement, we may issue an unlimited principal amount of debt securities in separate series. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities will have terms that are consistent with the indentures. Senior debt securities will be unsubordinated obligations and will rank equal with all our other unsubordinated debt. Subordinated debt securities will be paid only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made.

The indentures might not limit the amount of other debt that we may incur or whether that debt is senior to the debt securities offered by this prospectus, and might not contain financial or similar restrictive covenants. The indentures might not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.

The prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities. The description will include:

•	the title and form of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•
the date or dates on which we must repay the principal, the maturity date and the principal amount due at maturity and whether the securities will be offered at a price such that they will be deemed an “original issue discount”;

•	the person to whom any interest on a debt security of the series will be paid;

•	the rate or rates at which the debt securities will bear interest;

•	if any, the date or dates from which interest will accrue, and the dates on which we must pay interest;

•	the place or places where we must pay the principal and any premium or interest on the debt securities;

•	the terms and conditions on which we may redeem any debt security, if at all;

•	any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

•	the denominations in which we may issue the debt securities;

•	the currency in which we will pay the principal of and any premium or interest on the debt securities and whether we may pay in property other than cash, including our securities;

•	the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

•
whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	if applicable, that the debt securities are defeasible and the terms of such defeasance;

•	if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of our debt securities, preferred stock or common stock or other securities or property;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

•	the subordination provisions that will apply to any subordinated debt securities;

•
any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

•	any addition to or change in the covenants in the indentures; and

•	any other terms of the debt securities not inconsistent with the applicable indentures.

We may sell the debt securities at a substantial discount below their stated principal amount. We will describe U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An “original issue discount security” is any debt security sold for less than its face value, and which provides that the holder cannot receive the full face value if maturity is accelerated. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the prospectus supplement.

Conversion and Exchange Rights

The prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for debt securities, preferred stock and common stock or other securities or property. The conversion or exchange may be mandatory or may be at our option or at your option. The prospectus supplement will describe how the amount of debt securities, number of shares of preferred stock and common stock or other securities or property to be received upon conversion or exchange would be calculated.

Subordination of Subordinated Debt Securities

The indebtedness underlying any subordinated debt securities will be payable only if all payments due under our senior indebtedness, as defined in the applicable indenture and any indenture supplement, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration.

If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors. The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

Form, Exchange and Transfer

We will issue debt securities only in fully registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof, unless the prospectus supplement provides otherwise. The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.

Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where we will make payment on debt securities.

If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer of or exchange of any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.

Global Securities

The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series. Each global security will be registered in the name of a depositary identified in the prospectus supplement. We will deposit the global security with the depositary or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee or successor of the depositary unless:

•	the depositary is unwilling or unable to continue as depositary; or

•	the depositary is no longer in good standing under the Exchange Act or other applicable statute or regulation.

The depositary will determine how all securities issued in exchange for a global security will be registered.

As long as the depositary or its nominee is the registered holder of a global security, we will consider the depositary or the nominee to be the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that some purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.

Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.

The policies and procedures of the depositary may govern payments, transfers, exchanges and other matters relating to beneficial interests in a global security. We and the trustee will assume no responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

Payment and Paying Agents

We will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

We will pay principal and any premium or interest on the debt securities at the office of our designated paying agent. Unless the prospectus supplement indicates otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.

Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment, as an unsecured general creditor.

Consolidation, Merger and Sale of Assets

Under the terms of the indentures, so long as any securities remain outstanding, we may not consolidate or enter into a share exchange with or merge into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	the successor assumes our obligations under the debt securities and the indentures; and

•	we meet the other conditions described in the indentures.

Events of Default

Each of the following will constitute an event of default under each indenture:

•	failure to pay any interest on any debt security when due, for more than a specified number of days past the due date;

•	failure to pay any principal or deposit any sinking fund payment when due;

•
failure to perform any covenant or agreement in the indenture that continues for a specified number of days after written notice has been given by the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;

•	events of bankruptcy, insolvency or reorganization; and

•	any other event of default specified in the prospectus supplement.

If an event of default occurs and continues, both the trustee and holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding securities of that series may rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.

Except for its duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification and subject to conditions specified in the applicable indenture, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•
the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request upon the trustee, and have offered reasonable indemnity to the trustee, to institute the proceeding;

•	the trustee has failed to institute the proceeding for a specified period of time after its receipt of the notification; and

•
the trustee has not received a direction inconsistent with the request within a specified number of days from the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series.

Modification and Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of the holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption, of any debt securities; or

•	reducing the percentage of debt securities the holders of which are required to consent to any amendment.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal, premium or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder’s consent.

Except in limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

Defeasance

To the extent stated in the prospectus supplement, we may elect to apply the provisions in the indentures relating to defeasance and discharge of indebtedness, or to defeasance of restrictive covenants, to the debt securities of any series. The indentures provide that, upon satisfaction of the requirements described below, we may terminate all of our obligations under the debt securities of any series and the applicable indenture, known as legal defeasance, other than our obligation:

•	to maintain a registrar and paying agents and hold monies for payment in trust;

•	to register the transfer or exchange of the notes; and

•	to replace mutilated, destroyed, lost or stolen notes.

In addition, we may terminate our obligation to comply with any restrictive covenants under the debt securities of any series or the applicable indenture, known as covenant defeasance.

We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise either defeasance option, payment of the notes may not be accelerated because of the occurrence of events of default.

To exercise either defeasance option as to debt securities of any series, we must irrevocably deposit in trust with the trustee money and/or obligations backed by the full faith and credit of the United States that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of interest on the debt securities. We may only establish this trust if, among other things:

•	no event of default shall have occurred or be continuing;

•
in the case of legal defeasance, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of our counsel, provides that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

•
in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and

•	we satisfy other customary conditions precedent described in the applicable indenture.

Notices

We will mail notices to holders of debt securities as indicated in the prospectus supplement.

Title

We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

PLAN OF DISTRIBUTION OF SHELF SECURITIES

We may sell or issue the shelf securities from time to time in any one or more of the following ways:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers or a single purchaser; or

•	through a combination of any of these methods.

In addition, the manner in which we, or any selling shareholder, may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a rights offering;

•	exercises of warrants or other rights;

•
an “at the market” offering, within the meaning of Rule 415(a)(4) of the Securities Act  of 1933, as amended, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; and

•	privately negotiated transactions.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

For each offering of securities hereunder, we will describe the method of distribution of such securities, among other things, in a prospectus supplement. A prospectus supplement will set forth the terms of the offering of the shelf securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which such securities may be listed.

If underwriters are used in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or paid to dealers may be changed from time to time.

If a dealer is used in the sale of the securities, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act of 1933, as amended, of our securities so offered and sold.

We may sell the securities directly, in which case no underwriters or agents would be involved, or we may sell the securities through agents designated by us from time to time. If agents are used in the sale of the securities, the agent will not purchase any securities for its own account, but will arrange for the sale of the securities. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. We may negotiate and pay agent’s fees or commissions for their services. If the securities are sold directly by us, we may sell the securities to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any sale of those securities.

We may authorize underwriters, dealers or agents to solicit offers by institutional investors, such as commercial banks and investment companies, to purchase the shelf securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of the contracts will be set forth in the applicable prospectus supplement.

Underwriters, dealers or agents could make sales in an “at-the-market” offering, directly on the Nasdaq Capital Market, the existing trading market for our common stock, or such other exchange or automated quotation system on which our securities trade, or to or through a market maker other than on an exchange.

We may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Compensation

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

Indemnification

Any underwriters and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect of their liabilities.

Stabilization Activities

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher then the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

Passive Market Making

Any underwriters who are qualified market makers may engage in passive market making transactions in the securities in accordance with Rule 103 of Regulation M.

Trading Markets

Unless otherwise specified in the applicable prospectus supplement, securities offered under this prospectus will be a new issue and, other than the common stock, which is quoted on the NASDAQ Capital Market, will have no established trading market. We may elect to list any other class or series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurance can be given as to the liquidity of the trading market for any of the securities.

Other Matters

Any underwriters, dealers and agents, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

We will bear all costs, expenses and fees associated with the registration of the shares of common stock.

LEGAL MATTERS

The validity of the securities offered will be passed on for us by our counsel, Graubard Miller, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus by reference to the annual report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 2 to the financial statements), an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at  http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities are sold.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (filed on March 30, 2012);

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012 (filed on May 15, 2012) and June 30, 2012 (filed on August 14, 2012);

•
Current Reports on Form 8-K dated March 23, 2012 (filed on March 26, 2012), April 12, 2012 (filed on April 13, 2012), April 18, 2012 (filed April 18, 2012), May 1, 2012 (filed on May 1, 2012), June 6, 2012 (filed on June 7, 2012), June 7, 2012 (filed on June 7, 2012), and July 16, 2012 (filed on July 18, 2012);

•	Proxy Statement dated August 16, 2012, to be used in connection with the annual meeting of shareholders on October 2, 2012; and

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Form 8-A effective on November 30, 1993 and Form 8-A effective on November 22, 2005 registering our common stock and our rights to purchase our Series E Preferred Stock, respectively, under Section 12(g) of the Securities Exchange Act of 1934, as amended.

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus. Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.

We will provide you with a copy of any or all of the information that has been incorporated by reference in this prospectus, without charge, upon written or oral request directed to ParkerVision, Inc., Attention: Investor Relations, 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256, telephone number (904) 732-6100.

      Shares

PARKERVISION, INC.

Common Stock

PROSPECTUS SUPPLEMENT

March       , 2013